Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ADS WASTE HOLDINGS, INC.”, CHANGING ITS NAME FROM "ADS WASTE HOLDINGS, INC." TO "ADVANCED DISPOSAL SERVICES, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JANUARY, A.D. 2016, AT 10:12 O`CLOCK A.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5187257 8100 Authentication: 201735062
SR# 20160420700 Date 01-27-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division or Corporations
Delivered 10:12 AM 01127/2016
FILED 10:11 AM 0112712016
SR 20160420700 - File Number 5187257

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ADS WASTE HOLDINGS, INC.

ADS Waste Holdings. Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST: That by unanimous written consent in lieu of a meeting of the board of directors pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the board of directors of the Corporation duly adopted resolutions setting forth an amendment to the name of the Corporation, declaring said name change to be advisable and in the best interests of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the name of the Corporation be changed to "Advanced Disposal Services, Inc."

SECOND: That thereafter, the foregoing name change was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said ADS Waste Holdings, Inc. has caused this certificate to be signed this 27th day of January, 2016.

ADS Waste Holdings, Inc.

By:	/s/ Michael K. Slattery
Senior Vice President,
General Counsel &
Secretary